Exhibit 99.1

Global Partners Reports Second-Quarter 2022 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 5, 2022--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the second quarter ended June 30, 2022.

“We believe our strategy of building integrated supply, storage, marketing and retail assets creates a competitive advantage that enables us to drive results, as evidenced by our strong second-quarter performance,” said President and CEO Eric Slifka. “Our performance reflected outstanding execution across our business. We benefited from continued momentum in our Gasoline Distribution Station Operations segment, including our newly acquired retail sites, favorable market conditions in the Wholesale segment and an increase in bunkering activity in the Commercial segment.

“During the second quarter, we completed the sale of our Revere terminal on Boston Harbor for a purchase price of $150 million,” Slifka said. “In conjunction with the closing, we entered into a leaseback agreement with the buyer, retaining the use of certain tanks, dock access rights and loading rack infrastructure that allow us to continue our operations at the terminal.”

Financial Highlights
Net income was $162.8 million, or $4.61 per diluted common limited partner unit, for the second quarter of 2022 compared with net income of $12.1 million, or $0.23 per diluted common limited partner unit, in the same period of 2021.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $211.8 million in the second quarter of 2022 compared with $58.5 million in the same period of 2021.

Adjusted EBITDA was $134.9 million in the second quarter of 2022 versus $58.7 million in the same period of 2021.

Distributable cash flow (DCF) was $178.2 million in the second quarter of 2022 compared with $26.6 million in the same period of 2021.

Net income, EBITDA and DCF for the second quarter of 2022 include a net gain on sale and disposition of assets of $76.8 million, primarily related to the sale of the Partnership’s terminal in Revere, Massachusetts.

Gross profit in the second quarter of 2022 was $281.5 million compared with $178.0 million in the same period of 2021, driven primarily by the Wholesale and Gasoline Distribution and Station Operations (GDSO) segments.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $301.9 million in the second quarter of 2022 compared with $198.6 million in the same period of 2021.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2022 and 2021.

GDSO segment product margin was $198.9 million in the second quarter of 2022 compared with $162.4 million in the same period of 2021. Product margin from gasoline distribution increased to $129.9 million from $101.3 million in the year earlier period, primarily due to higher fuel margins (cents per gallon) and an increase in volume sold due to recent acquisitions. Product margin from station operations increased to $69.0 million from $61.1 million in the second quarter of 2021, primarily due to recent acquisitions.

Wholesale segment product margin was $90.5 million in the second quarter of 2022 compared with $33.5 million in the same period of 2021. The increase was primarily driven by more favorable market conditions, largely in distillates and gasoline.

Commercial segment product margin was $12.5 million in the second quarter of 2022 compared with $2.7 million in the same period of 2021, reflecting an increase in bunkering activity.

Sales were $5.3 billion in the second quarter of 2022 compared with $3.3 billion in the same period of 2021. Wholesale segment sales were $3.0 billion in the second quarter of 2022 compared with $2.0 billion in the second quarter of 2021. GDSO segment sales were $1.9 billion in the second quarter of 2022 versus $1.1 billion in the same period of 2021. Commercial segment sales were $363.4 million in the second quarter of 2022 compared with $135.2 million in the same period of 2021.

Volume in the second quarter of 2022 was 1.3 billion gallons compared with 1.4 billion gallons in the same period of 2021. Wholesale segment volume was 792.6 million gallons in the second quarter of 2022 compared with 943.6 million gallons in the same period of 2021. GDSO volume was 422.3 million gallons in the second quarter of 2022 compared with 395.1 million gallons in the same period of 2021. Commercial segment volume was 95.4 million gallons in the second quarter of 2022 compared with 68.5 million gallons in the same period of 2021.

Recent Developments

  Global completed the sale of its Revere terminal on Boston Harbor for a purchase price of $150 million. In connection with the closing, the parties entered into an agreement in which Global is leasing back key terminal infrastructure in order to continue its business operations at the facility.
  Global announced a quarterly cash distribution of $0.6050 per unit, or $2.42 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2022. The distribution will be paid August 12, 2022 to unitholders of record as of the close of business on August 8, 2022.

Business Outlook
“We enter the second half of 2022 with solid momentum, and believe we are well positioned to continue to deliver value for unitholders, customers and guests,” Slifka said.

Financial Results Conference Call
Management will review the Partnership’s second-quarter 2022 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP
With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic and its impact on our counterparties, our customers and our operations and other assumptions that could cause actual results to differ materially from the Partnership's historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Sales	$5,323,650	$3,279,145	$9,824,188	$5,832,472
Cost of sales	5,042,174	3,101,100	9,336,474	5,509,395
Gross profit	281,476	178,045	487,714	323,077

Costs and operating expenses:
Selling, general and administrative expenses	60,870	54,031	117,151	100,355
Operating expenses	108,525	88,169	207,758	168,697
Amortization expense	2,117	2,673	4,616	5,396
Net gain on sale and disposition of assets	(76,849)	(8)	(81,760)	(483)
Long-lived asset impairment	-	188	-	188
Total costs and operating expenses	94,663	145,053	247,765	274,153

Operating income	186,813	32,992	239,949	48,924

Interest expense	(21,056)	(20,320)	(42,530)	(40,679)

Income before income tax expense	165,757	12,672	197,419	8,245

Income tax expense	(2,950)	(533)	(4,127)	(403)

Net income	162,807	12,139	193,292	7,842

Less: General partner's interest in net income, including
incentive distribution rights	2,166	849	3,343	1,588
Less: Preferred limited partner interest in net income	3,463	3,463	6,926	5,283

Net income attributable to common limited partners	$157,178	$7,827	$183,023	$971

Basic net income per common limited partner unit (1)	$4.63	$0.23	$5.39	$0.03

Diluted net income per common limited partner unit (1)	$4.61	$0.23	$5.37	$0.03

Basic weighted average common limited partner units outstanding	33,928	33,939	33,940	33,953

Diluted weighted average common limited partner units outstanding	34,066	34,290	34,074	34,295
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$7,381	$10,849
Accounts receivable, net	515,183	411,194
Accounts receivable - affiliates	1,650	1,139
Inventories	431,029	509,517
Brokerage margin deposits	35,953	33,658
Derivative assets	17,361	11,652
Prepaid expenses and other current assets	68,648	87,076
Total current assets	1,077,205	1,065,085

Property and equipment, net	1,179,583	1,099,348
Right of use assets, net	281,583	280,284
Intangible assets, net	31,089	26,014
Goodwill	409,865	328,135
Other assets	30,243	32,299

Total assets	$3,009,568	$2,831,165

Liabilities and partners' equity
Current liabilities:
Accounts payable	$573,624	$353,296
Working capital revolving credit facility - current portion	70,700	204,700
Lease liability - current portion	62,111	62,352
Environmental liabilities - current portion	4,582	4,642
Trustee taxes payable	37,316	44,223
Accrued expenses and other current liabilities	131,584	138,733
Derivative liabilities	53,678	31,654
Total current liabilities	933,595	839,600

Working capital revolving credit facility - less current portion	-	150,000
Revolving credit facility	123,000	43,400
Senior notes	740,162	739,310
Long-term lease liability - less current portion	228,414	228,203
Environmental liabilities - less current portion	57,488	48,163
Financing obligations	143,195	144,444
Deferred tax liabilities	58,027	56,817
Other long-term liabilities	60,390	53,461
Total liabilities	2,344,271	2,303,398

Partners' equity	665,297	527,767

Total liabilities and partners' equity	$3,009,568	$2,831,165

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$41,034	$23,516	$38,749	$39,921
Other oils and related products	51,852	13,340	104,974	31,955
Crude oil	(2,311)	(3,321)	(6,060)	(7,848)
Total	90,575	33,535	137,663	64,028
Gasoline Distribution and Station Operations segment:
Gasoline distribution	129,852	101,303	244,738	181,555
Station operations	69,008	61,141	127,105	111,298
Total	198,860	162,444	371,843	292,853
Commercial segment	12,512	2,701	20,653	6,891
Combined product margin	301,947	198,680	530,159	363,772
Depreciation allocated to cost of sales	(20,471)	(20,635)	(42,445)	(40,695)
Gross profit	$281,476	$178,045	$487,714	$323,077

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$162,807	$12,139	$193,292	$7,842
Depreciation and amortization	24,951	25,505	51,652	50,480
Interest expense	21,056	20,320	42,530	40,679
Income tax expense	2,950	533	4,127	403
EBITDA (1)	211,764	58,497	291,601	99,404
Net gain on sale and disposition of assets	(76,849)	(8)	(81,760)	(483)
Long-lived asset impairment	-	188	-	188
Adjusted EBITDA (1)	$134,915	$58,677	$209,841	$99,109

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$362,565	$52,425	$385,193	$(53,558)
Net changes in operating assets and liabilities and certain non-cash items	(174,807)	(14,781)	(140,249)	111,880
Interest expense	21,056	20,320	42,530	40,679
Income tax expense	2,950	533	4,127	403
EBITDA (1)	211,764	58,497	291,601	99,404
Net gain on sale and disposition of assets	(76,849)	(8)	(81,760)	(483)
Long-lived asset impairment	-	188	-	188
Adjusted EBITDA (1)	$134,915	$58,677	$209,841	$99,109

Reconciliation of net income to distributable cash flow
Net income	$162,807	$12,139	$193,292	$7,842
Depreciation and amortization	24,951	25,505	51,652	50,480
Amortization of deferred financing fees	1,347	1,255	2,737	2,599
Amortization of routine bank refinancing fees	(1,138)	(1,013)	(2,319)	(2,050)
Maintenance capital expenditures	(9,778)	(11,263)	(17,296)	(18,294)
Distributable cash flow (2)(3)	178,189	26,623	228,066	40,577
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(6,926)	(5,283)
Distributable cash flow after distributions to preferred unitholders	$174,726	$23,160	$221,140	$35,294

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$362,565	$52,425	$385,193	$(53,558)
Net changes in operating assets and liabilities and certain non-cash items	(174,807)	(14,781)	(140,249)	111,880
Amortization of deferred financing fees	1,347	1,255	2,737	2,599
Amortization of routine bank refinancing fees	(1,138)	(1,013)	(2,319)	(2,050)
Maintenance capital expenditures	(9,778)	(11,263)	(17,296)	(18,294)
Distributable cash flow (2)(3)	178,189	26,623	228,066	40,577
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(6,926)	(5,283)
Distributable cash flow after distributions to preferred unitholders	$174,726	$23,160	$221,140	$35,294
(1) EBITDA, Adjusted EBITDA and distributable cash flow for each of the three and six months ended June 30, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021. The expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.
(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3) Distributable cash flow includes a net gain on sale and disposition of assets of $76.8 million and $81.7 million for the three and six months ended June 30, 2022, respectively, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts. The net gain on sale and disposition of assets for each of the three and six months ended June 30, 2021 was immaterial.
(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800